CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 37 to File No. 33-73408; Amendment No. 41 to File No. 811-8234) of TIFF Investment Program, Inc. of our report dated April 27, 2012, included in the 2011 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 25, 2012